EXHIBIT 10.2

[BNY LETTERHEAD]

July 27, 2001

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York 10036
Attn: John B. Roche, Chief Financial Officer

Re:	Those two certain Credit Agreements, each dated as of November 17, 1999, by and among New Plan Excel Realty Trust, Inc., the Lenders who are parties thereto, Bank One, N. A. and Fleet National Bank (f/k/a BankBoston, N. A.), as Co-Documentation Agents, and The Bank of New York , as Administrative Agent for such Lenders (the “Credit Agreements”)

Dear John:

     Please be advised that the Required Lenders under each of the Credit Agreements have approved the clarification of Section 8.3(l) of the Credit Agreement as follows:

     Section 8.3(l) of each Credit Agreement is deleted in its entirety and the following paragraph is inserted in lieu thereof:

"(l) repurchases of any common or preferred stock or other equity interests (or securities convertible into such interests) in the Borrower that have been previously issued by the Borrower which do not exceed, in any calendar year, (1) 10% of the aggregate outstanding shares of common and preferred stock and other equity interests in Borrower as of the date hereof, in any combination, plus (2) 10% of the aggregate of any additional shares of common and preferred stock and other equity interests in Borrower issued after the date hereof, in any combination;”.

THE BANK OF NEW YORK, as Administrative Agent

By:	/s/ FREDERICK LAUDISI
Frederick Laudisi,
Vice President

Acknowledged, agreed and accepted
this 30 day of July, 2001

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ JOHN B. ROCHE
Name: John B. Roche
Title: CFO